Exhibit 99.3

PACIFIC ENERGY GP, LP

(FORMERLY PACIFIC ENERGY GP, INC.)

BALANCE SHEET

June 30, 2005

(in thousands)

(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$219
Investment in Pacific Energy Partners, L.P.	5,135

Total assets	$5,354

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Due to Pacific Energy Management LLC	158

PARTNERS’ CAPITAL
General partner interest	5
Limited partner interest	5,029
Accumulated other comprehensive income	162
Total partners’ capital	5,196

Total liabilities and partners’ capital	$5,354

See accompanying notes to balance sheet.

PACIFIC ENERGY GP, LP

(FORMERLY PACIFIC ENERGY GP, INC.)

Notes to Balance Sheet

June 30, 2005

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet as of June 30, 2005, includes the accounts of Pacific Energy GP, LP (the “Company”), a Delaware limited partnership, which, prior to its conversion to a limited partnership on March 3, 2005, was Pacific Energy GP, Inc., a corporation owned 100% by a subsidiary of The Anschutz Corporation (“TAC”). The Company is the general partner of Pacific Energy Partners, L.P. (the “Partnership”) and owns a 2% interest in the Partnership as of June 31, 2005. On March 3, 2005, TAC sold all of its interest in Pacific Energy GP, Inc. and the Partnership to LB Pacific, LP (“LBP”), which was formed by an affiliate of Lehman Brothers, Inc. in connection with the purchase. Immediately prior to the closing of the acquisition by LBP (the “LB Acquisition”), Pacific Energy GP, Inc. was converted to Pacific Energy GP, LLC, a Delaware limited liability company; and immediately after the closing of the LB Acquisition, Pacific Energy GP, LLC was converted to Pacific Energy GP, LP.

In connection with the conversion of the Company to a limited partnership, the Company ceased to have a board of directors, and is now managed by its general partner, Pacific Energy Management LLC, a Delaware limited liability company (“PEM”), which has a 0.1% interest in the Company and is owned 100% owned by LBP. PEM has a board of directors that manages the business and affairs of PEM and, thus indirectly manages the Company and the Partnership. All of the officers and employees of the Company were transferred to fill the same position with PEM. PEM also adopted the Company’s compensation structure and its employee benefit plans and policies. The Company, as general partner of the Partnership, manages the Partnership’s operations and activities on the Partnership’s behalf. The Company does not receive a management fee or other compensation for its management of the Partnership. However, the Company is reimbursed for all expenses incurred on behalf of the Partnership (see Note 3 – Related Party Transactions).

The Partnership owns 100% of Pacific Energy Group LLC (“PEG”), whose 100% owned subsidiaries consist of: (i) Pacific Pipeline System LLC (“PPS”), owner of Line 2000 and the Line 63 system, (ii) Pacific Terminals LLC (“PT”), owner of the Pacific Terminals storage and distribution system, (iii) Pacific Marketing and Transportation LLC (“PMT”), owner of the PMT gathering and blending system, (iv) Rocky Mountain Pipeline System LLC (“RMPS”), owner of various undivided interests in the pipelines that make up the Western Corridor system, and 100% of the Salt Lake City Core system, and (v) Ranch Pipeline LLC (“RPL”), owner of a 22.22% partnership interest in Frontier Pipeline Company (“Frontier”).

The Partnership also owns 100% of PEG Canada GP LLC (“PEG Canada GP”), the general partner of PEG Canada, L.P. (“PEG Canada”), the operating company for the Partnership’s Canadian subsidiaries. The Partnership owns 100% of the limited partner interests in PEG Canada, whose 100% subsidiaries consist of (i) Rangeland Pipeline Company (“RPC”), which owns 100% of Aurora Pipeline Company Ltd. (“APC”) and a partnership interest in Rangeland Pipeline Partnership (“RPP”), (ii) Rangeland Northern Pipeline Company (“RNPC”), which owns the remaining partnership interest in RPP, and (iii) Rangeland Marketing Company (“RMC”). RPP owns all of the assets that make up the Rangeland system except the Aurora pipeline, which is owned by APC.

The Partnership also owns 100% of Pacific Energy Finance Corporation. Pacific Energy Finance Corporation was organized for the sole purpose of co-issuing the Partnership’s 7.125% senior unsecured notes in June 2004.

The Partnership is engaged principally in the business of gathering, transporting, storing, and distributing crude oil and related products in California and the Rocky Mountain region, which includes Alberta, Canada. The Partnership generates revenue primarily by transporting crude oil on its pipelines and by leasing storage capacity. The

Partnership also buys, blends and sells crude oil, activities that are complementary to the Partnership’s pipeline transportation business.

Management Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date. The actual results could differ significantly from those estimates.

Investment

The Company’s investment in Pacific Energy Partners, L.P. is accounted for under the equity method. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor’s share of distributions of net income or losses of the investee as they occur. Recognition of any such losses is generally limited to the extent of the investor’s investment in, advances to, commitments and guarantees for the investee.

Income Taxes

No federal or state income taxes related are included in the accompanying balance sheet. The Company is not a taxable entity as it is a partnership; thus, federal and state income taxes related to the Company’s operations are passed through to LBP.

2.                                      INVESTMENT IN PACIFIC ENERGY PARTNERS, L.P.

The Company has a 2% general partner interest in the Partnership. The Company’s investment in the Partnership at June 30, 2005, is approximately $5.1 million. The summarized financial information of the Partnership at June 30, 2005, is presented below (in thousands):

Balance Sheet

Current assets	$115,711
Property and equipment, net	713,070
Investment in Frontier	7,998
Other assets	47,516
$884,295

Current liabilities	$75,445
Long-term debt	359,209
Deferred income taxes	34,189
Other liabilities	7,243
Partners’ capital	408,209
$884,295

In connection with the LB Acquisition, the Company contributed $2.4 million to the Partnership to reimburse the Partnership for severance, consent solicitation of the holders of the Partnership’s 7.125% Senior Notes, due June 2014, and certain other costs relating to the LB Acquisition. In addition, the Company received $0.6 million in distribution payments from the Partnership for the six months ended June 30, 2005.

3.                                      RELATED PARTY TRANSACTIONS

Since the LB Acquisition, the Company has no employees as all employees were transferred to PEM in connection with the conversion of the Company to a partnership. The Company does not conduct any business other than with respect to the Partnership. All expenses incurred by the Company are charged to the Partnership.